UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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DOCUMENT SECURITY SYSTEMS, INC.
(Name of Registrant as Specified in Its Charter)

J. MARVIN FEIGENBAUM BARINDER ATHWAL BRIAN MIRMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Following review of the various stockholder and beneficial owners lists, J. Marvin Feigenbaum, Barinder Athwal and Brian Mirman (collectively the “Concerned Shareholders”) have reached the unfortunate conclusion that director slate put forward by the Concerned Shareholders is highly unlikely to prevail in the contested director elections at the annual meeting of shareholders of Document Security Systems, Inc. (“DSS”) scheduled for this coming Monday, December 9, 2019 (the “2019 Annual Meeting”).

The private placement on November 1, 2019 of six million (6,000,000) shares of the DSS’ common stock to Mr. Chan, the Company’s largest single shareholder and Chairman, irremediably tipped the scales in favor of the Board’s slate for the vote at the 2019 Annual Meeting. As we previously noted, in our opinion this private placement to Mr. Chan on the eve of the record date for the 2019 Annual Meeting served no legitimate business purpose of DSS and had the unfortunate consequence of entrenching Mr. Chan as DSS’ largest shareholder with approximately one-third (1/3) of DSS’ outstanding voting stock post-transaction. Under these circumstances, we did not see any benefit to the DSS shareholders of our continuing efforts and investment of resources to promote our slate of directors.

Accordingly, the Concerned Shareholders hereby notify that they are withdrawing their slate of Directors. The slate of directors we proposed are withdrawing their nominations.